Exhibit 16.1

March 27, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Rackspace Technology, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Rackspace Technology, Inc. dated March 21, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP
Austin, Texas

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